Exhibit 99.1

Apergy Reports Full Year and Fourth Quarter 2019 Results

•	Full year 2019 net income of $52.2 million and adjusted EBITDA of $251.2 million

•	Full year 2019 cash from operating activities of $155.9 million and free cash flow of $116.1 million

•	Revenue of $247.7 million in Q4-19; net loss attributable to Apergy of $1.8 million, and adjusted net income of $10.3 million

•
Adjusted EBITDA in Q4-19 of $44.6 million including $7.7 million of isolated charges, including a customer bankruptcy, fixed asset adjustments, and customer concessions within the U.S. artificial lift business

•	Repaid $30 million of term loan debt in Q4-19, bringing total repaid to $150 million since May 2018

•	Improved order rates in early 2020; expect sequential revenue growth in Q1-20

•	Merger with ChampionX expected to close by the end of Q2-20

•	ChampionX performed as expected in 2019

•	For the second year in a row, Apergy placed 1st in total customer satisfaction in oilfield products for 2020 in a survey conducted by EnergyPoint Research

THE WOODLANDS, TX, February 24, 2020 - Apergy Corporation (“Apergy”) (NYSE: APY) today reported full year 2019 revenue of $1.1 billion and net income attributable to Apergy of $52.2 million. Adjusted net income attributable to Apergy was $77.1 million. Full year 2019 adjusted EBITDA was $251.2 million. Income before income taxes margin was 5.2%, and adjusted EBITDA margin was 22.2%. Net cash provided by operating activities was $155.9 million and free cash flow was $116.1 million for the full year.i

For the fourth quarter revenue was $247.7 million, net loss attributable to Apergy of $1.8 million, and adjusted net income attributable to Apergy of $10.3 million. Adjusted EBITDA was $44.6 million. Loss before income taxes margin was 4.3%, and adjusted EBITDA margin was 18.0%. Fourth quarter adjusted EBITDA included $7.7 million of isolated charges, including a customer bankruptcy, fixed asset adjustments, and customer concessions within our U.S. artificial lift business. Cash from operating activities in the fourth quarter of 2019 was $32.5 million, and free cash flow was $24.3 million.

“The past year has been an eventful and transformative year for Apergy. We executed well during a period of changing market conditions, continued to invest in delivering superior products and services to our customers, plus announced a strategically important merger with ChampionX which will help propel our growth into the next decade,” said Sivasankaran “Soma” Somasundaram, President and Chief Executive Officer. “For full year 2019, we generated adjusted EBITDA of $251 million and free cash flow of $116 million, continuing to demonstrate the profitability and cash generating capabilities of our portfolio. Consistent with our capital allocation priorities, we repaid $105 million of term loan debt in 2019, including $30 million in the fourth quarter. Our disciplined capital management and focus on cash generation has enabled us to repay $150 million of debt since our spin-off.

“During the fourth quarter, our teams executed well against a challenging market backdrop, including the effects of E&P budget exhaustion in North America. The quarter had a number of unusual items affecting results including additional third-party expenses related to our third quarter Form 10-Q filing and charges related to isolated customer collection challenges with a small number of customers in our U.S. artificial lift business, including one bankruptcy, dispute settlements, and customer concessions. I am pleased that on an operational basis our results showed continued margin resiliency and strong free cash flow generation. In addition, we introduced several new products in the fourth quarter.

“Since the beginning of the new year, we have seen business activity levels sequentially improve, driven by reloaded North American E&P capital budgets, continued international growth, as well as increased orders by our drill bit customers. Consolidated January 2020 revenue was 11% greater than December 2019 revenue with particular strength in Drilling Technologies, which increased 29%. Additionally, we remain focused on managing our costs, including building on our restructuring savings implemented to date, as well as driving free cash flow generation. Consistent with historical performance, for Apergy, we expect to deliver a free cash flow to revenue ratio of approximately 10% for full year 2020. While the near-term market remains volatile due to global events, we remain focused on the factors under our control.

“Looking ahead, our merger with ChampionX is expected to close by the end of the second quarter. We are pleased that ChampionX performed as we expected in 2019. Our integration planning is well underway, and as we make progress on our integration planning we are even more excited about our future as a combined company, and we have increased confidence in achieving our target of $75 million in annual cost synergies. We expect our planned merger with ChampionX to solidify our position as a focused, scale leader in the production segment by delivering our customers a full suite of production-optimization solutions. The combined company will have a strong balance sheet, greater scale, a larger geographic footprint, enhanced customer touchpoints, and reduced leverage supported by strong cash flow generation through the oil and gas cycle. Given the strengths of the combined portfolio, and the benefits of cost synergies, together with ChampionX, we expect to achieve another year of differentiated performance in 2020.” ii

Full Year 2019 Results Summary

	Twelve Months Ended
(dollars in thousands, except per share amounts)	Dec. 31, 2019	Dec. 31, 2018		Variance
Revenue	$1,131,251	$1,218,156		(7)%

Net income attributable to Apergy	$52,164	$92,737	*	(44)%
Diluted earnings per share attributable to Apergy	$0.67	$1.19		(44)%

Adjusted net income attributable to Apergy	$77,130	$110,702		(30)%
Adjusted diluted earnings per share attributable to Apergy	$0.99	$1.42		(30)%

Income before income taxes	$59,186	$121,353		(51)%
Income before income taxes margin	5.2%	10.0%		480 bps

Adjusted EBITDA	$251,168	$294,735		(15)%
Adjusted EBITDA margin	22.2%	24.2%		(200) bps

Net cash provided by operating activities	$155,899	$163,900		$(8,001)
Capital expenditures	$39,780	$57,918		$(18,138)

*Twelve months ended Dec. 31, 2018 includes lower interest expense prior to Apergy’s spin-off into a separate public company.

	Twelve Months Ended
(dollars in thousands)	Dec. 31, 2019	Dec. 31, 2018	Variance
Production & Automation Technologies
Revenue	$884,364	$932,591	(5)%
Operating profit	$54,024	$74,187	(27)%
Operating profit margin	6.1%	8.0%	(190) bps
Adjusted segment EBITDA	$179,820	$193,766	(7)%
Adjusted segment EBITDA margin	20.3%	20.8%	(50) bps

Drilling Technologies
Revenue	$246,887	$285,565	(14)%
Operating profit	$73,497	$98,620	(25)%
Operating profit margin	29.8%	34.5%	(470) bps
Adjusted segment EBITDA	$83,870	$109,657	(24)%
Adjusted segment EBITDA margin	34.0%	38.4%	(440) bps

Production & Automation Technologies - Full Year 2019

For full year 2019, Production & Automation Technologies revenue decreased $48.2 million, or 5%, driven by lower customer spending in North America, including the effects of E&P capital discipline in the second half of the year, partially offset by increasing international activity. North American revenue declined by $59.8 million, or 8%, and international revenue increased by $11.5 million, or 8%.

Revenue from digital products was $134.7 million for full year 2019, an increase of $15.4 million, or 13%, compared to the full-year 2018.

Segment operating profit decreased $20.2 million, and adjusted segment EBITDA decreased $13.9 million, or 7%, due to the lower North American volume and the $7.7 million of isolated charges, which includes a customer bankruptcy, fixed asset adjustments, and customer concessions within the U.S. artificial lift business, partially offset by the benefits of cost reduction actions and productivity initiatives.

Drilling Technologies - Full Year 2019

For full year 2019, Drilling Technologies revenue decreased by $38.7 million, or 14%, driven by the significant decline in U.S. drilling activity in the second half of 2019 and the related customer destocking of polycrystalline diamond cutter inventories, as well as the push-out of diamond bearings deliveries due to capital discipline by our oilfield services customers.

Segment operating profit decreased $25.1 million and adjusted segment EBITDA decreased by $25.8 million, or 24%, due to the lower volumes, partially offset by aggressive cost reduction actions, including headcount reductions taken in the third and fourth quarters, as well as the benefits of productivity initiatives.

Fourth Quarter 2019 Results Summary

	Three Months Ended			Variance
(dollars in thousands, except per share amounts)	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential	Year-over-year
Revenue	$247,748	$276,839	$313,133	(11)%	(21)%

Net income (loss) attributable to Apergy	$(1,823)	$11,394	$23,187	N/M	N/M
Diluted earnings per share attributable to Apergy	$(0.02)	$0.15	$0.30	N/M	N/M

Adjusted net income attributable to Apergy	$10,287	$18,620	$28,512	(45)%	(64)%
Adjusted diluted earnings per share attributable to Apergy	$0.13	$0.24	$0.37	(46)%	(65)%

Income (loss) before income taxes	$(10,622)	$15,013	$27,951	N/M	N/M
Income (loss) before income taxes margin	(4.3)%	5.4%	8.9%	N/M	N/M

Adjusted EBITDA	$44,643	$63,647	$78,395	(30)%	(43)%
Adjusted EBITDA margin	18.0%	23.0%	25.0%	(500) bps	(700) bps

Net cash provided by operating activities	$32,509	$64,089	$70,869	$(31,580)	$(38,360)
Capital expenditures	$8,191	$8,901	$15,035	$(710)	$(6,844)

N/M - not meaningful

	Three Months Ended			Variance
(dollars in thousands)	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential	Year-over-year
Production & Automation Technologies
Revenue	$203,625	$221,961	$237,295	(8)%	(14)%
Operating profit	$2,175	$18,971	$19,280	(89)%	(89)%
Operating profit margin	1.1%	8.5%	8.1%	(740) bps	(700) bps
Adjusted segment EBITDA	$35,668	$50,462	$51,103	(29)%	(30)%
Adjusted segment EBITDA margin	17.5%	22.7%	21.5%	(520) bps	(400) bps

Drilling Technologies
Revenue	$44,123	$54,878	$75,838	(20)%	(42)%
Operating profit	$8,644	$13,796	$26,882	(37)%	(68)%
Operating profit margin	19.6%	25.1%	35.4%	(550) bps	(1580) bps
Adjusted segment EBITDA	$11,412	$16,566	$29,540	(31)%	(61)%
Adjusted segment EBITDA margin	25.9%	30.2%	39.0%	(430) bps	(1310) bps

Production & Automation Technologies - Q4-19

In the fourth quarter of 2019, Production & Automation Technologies revenue decreased $18.3 million, or 8%, sequentially, driven by lower customer spending in North America, including the effects of E&P budget exhaustion and capital discipline, particularly in December, as our U.S. customers restrained their spending to manage cash flow during 2019.

On a year-over-year basis, Production & Automation Technologies revenue decreased $33.7 million, or 14%, due to lower artificial lift and other production equipment revenue in North America, partially offset by higher international and digital revenue.

International markets continue to remain positive, and our Production & Automation Technologies fourth quarter revenue outside of North America was up 3% sequentially and 11% on a year-over-year basis.

Revenue from digital products was $34.6 million in the fourth quarter of 2019, an increase of less than 1% on a sequential basis and 6% compared to the fourth quarter of 2018.

Segment operating profit decreased $16.8 million, and adjusted segment EBITDA decreased $14.8 million, or 29%, sequentially, due to the reduced volume and an unfavorable product margin mix, combined with the $7.7 million of isolated charges, which includes a customer bankruptcy, fixed asset adjustments, and customer concessions within the U.S. artificial lift business, which were partially offset by cost reduction actions.

On a year-over-year basis, segment operating profit decreased $17.1 million and adjusted segment EBITDA decreased $15.4 million, or 30%, due to the lower volume and the $7.7 million isolated charge, which were partially offset by cost reduction actions.

Drilling Technologies - Q4-19

In the fourth quarter of 2019, Drilling Technologies revenue decreased by $10.8 million, or 20%, sequentially, driven by the decline in U.S. drilling activity and customer destocking of polycrystalline diamond cutter inventories, as well as the push-out of orders for diamond bearings due to capital discipline by our oilfield services customers.

From an operational perspective, within our Drilling Technologies segment, order rates for polycrystalline diamond cutters stabilized and subsequently improved in the later stages of the fourth quarter of 2019 as customers completed their inventory destocking activities, and we have seen improved order rates entering 2020. The estimated impact of destocking by our drill bit customers on our fourth quarter 2019 Drilling Technologies revenue was an incremental $4 million from the third quarter of 2019.

Sequentially, the average worldwide and U.S. rig counts declined 5% and 11%, respectively. On a year-over-year basis, the average worldwide and U.S. rig counts declined 11% and 24%, respectively.

Segment operating profit decreased $5.2 million and adjusted segment EBITDA decreased by $5.2 million, or 31%, sequentially, due to the lower volumes, partially offset by cost reduction actions executed at the end of the third quarter, and the benefits of productivity initiatives.

Year-over-year, segment operating profit decreased $18.2 million, and adjusted segment EBITDA decreased by $18.1 million, or 61%, as a result of the lower volume, partially offset by cost reduction actions and productivity initiatives.

Q1-20 Guidance

Based on order rates across both segments, Apergy anticipates sequential improvement across its business in Q1-20 and is providing guidance for the quarter as follows:

Three Months Ended March 31, 2020
Consolidated revenue	$255 to $265 million
Adjusted EBITDA	$50 to $56 million
Depreciation & amortization expense	~$30 million
Interest expense	~$9 million
Effective tax rate	22% to 24%

For full year 2020, we expect our capital expenditures to be:

•	Infrastructure related capital expenditures equal to 2.5% of revenue; plus

•	Capital expenditure portion for leased ESP investment between $5 and $10 million

For full year 2020, we expect the investment in leased assets in the net cash from operating activities section of our consolidated statement of cash flows to be between $20 and $25 million.

Adjusted EBITDA and free cash flow to revenue ratio are non-GAAP financial measures. Management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as net income and cash from operating activities. Accordingly, we are unable to present a quantitative reconciliation of the forward looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from the non-GAAP measures in future periods could be significant. However, we use adjusted EBITDA and free cash flow to revenue ratio as internal measures of the company’s operational results and believe they are good tools for the investment community to evaluate Apergy’s overall financial performance across periods.

Other Business Highlights

•
For the second year in a row, Apergy was recognized as the leader in total customer satisfaction in oilfield products for 2020, as well as first in 8 additional categories, in a survey conducted by EnergyPoint Research, an independent customer satisfaction research firm.

•	Expect to capture Electric Submersible Pump (“ESP”) field trial with one additional major International Oil Company (IOCs) in the Permian basin.

•
Launched XSPOC 3.0 production optimization software providing a number of powerful updates including optimization, artificial intelligence, and physics-based diagnostics enabling customers to reduce their production costs and increase flow.

•	Designed and launched the AffirmedTM PowerFit motor for slim hole ESP applications, providing customers with increased productivity in small diameter unconventional wells.

•	Seventy-eight patents were issued to Drilling Technologies in 2019, twenty-one were issued in the fourth quarter of 2019.

•	Developed improved application-specific designs for polycrystalline diamond cutters across multiple basins to enhance performance in both abrasion and impact applications.

Conference Call Details

Apergy Corporation will host a conference call on Tuesday, February 25, 2020, to discuss its fourth quarter and full year 2019 financial results. The call will begin at 10:00 a.m. Eastern Time. Presentation materials that supplement the conference call are available on Apergy’s website at www.investors.apergy.com.

To listen to the call via a live webcast, please visit Apergy’s website at www.apergy.com. The call will also be available by dialing 1-888-517-2464 in the United States and Canada or 1-630-827-6816 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Apergy conference call number 7198 051.

A replay of the conference call will be available on Apergy’s website. Also, a replay may be accessed by dialing 1-888-843-7419 in the United States and Canada, or 1-630-652-3042 for international calls. The access code is 7198 051#.

###

Basis of Presentation

For periods prior to May 9, 2018 (the “Separation”), our results of operations, financial position and cash flows are derived from the consolidated financial statements and accounting records of Dover Corporation (“Dover”) and reflect the combined historical results of operations, financial position and cash flows of certain Dover entities conducting its upstream oil and gas energy business within Dover’s Energy segment, including an allocated portion of Dover’s corporate costs. Our financial statements have been presented as if such businesses had been combined for all periods prior to the Separation. These pre-Separation combined financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone public company during the periods presented prior to the Separation, and consequently may not reflect our results of operations, financial position and cash flows had we been a stand-alone public company during the periods presented prior to the Separation. All financial information presented after the Separation represents the consolidated results of operations, financial position and cash flows of Apergy.

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to Apergy, adjusted diluted earnings per share attributable to Apergy, reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow and free cash flow to revenue ratio are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives, while adjusted working capital provides a meaningful measure of operational results by showing changes caused by revenue or our operational initiatives. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the comparable GAAP measures is included in the accompanying financial tables.

About Apergy

Apergy is a leading provider of highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. Apergy's products provide efficient functioning throughout the lifecycle of a well - from drilling to completion to production. Apergy’s Production & Automation Technologies offerings consist of artificial lift equipment and solutions, including rod pumping systems, electric submersible pump systems, progressive cavity pumps and drive systems and plunger lifts, as well as a full automation and digital offering consisting of equipment and software for Industrial Internet of Things (“IIoT”) solutions for downhole monitoring, wellsite productivity enhancement, and asset integrity management. Apergy’s Drilling Technologies offering provides market leading polycrystalline diamond cutters and bearings that result in cost effective and efficient drilling. To learn more about Apergy, visit our website at http://www.apergy.com.

Forward-Looking Statements

This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, Apergy's market position and growth opportunities.  Forward-looking statements include, but are not limited to, statements related to Apergy’s planned merger with ChampionX, statements related to Apergy’s expectations regarding the performance of the business, financial results, liquidity and capital resources of Apergy, the effects of competition, and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, tax and regulatory matters; and changes in economic, competitive, strategic, technological, regulatory or other factors that affect the operation of Apergy's businesses. You are encouraged to refer to the documents that Apergy files from time to time with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” in Apergy’s Annual Report on Form 10-K for the year ended December 31, 2018, and in Apergy’s other filings with the SEC, for a discussion of these and other risks and uncertainties. Readers are cautioned not to place undue reliance on Apergy’s forward-looking statements. Forward-looking statements speak only as of the day they are made and Apergy undertakes no obligation to update any forward-looking statement, except as required by applicable law.
Important Information About the ChampionX Transaction and Where to Find It

In connection with the proposed transaction, Apergy has filed a preliminary proxy statement on Schedule 14A and a registration statement on Form S-4 containing a prospectus with the Securities and Exchange Commission (the “SEC”) and ChampionX Holding Inc. has filed a registration statement on Form S-4 and Form S-1 containing a prospectus.  Both Apergy and ChampionX expect to file amendments to these filings before they become effective.  INVESTORS AND SECURITYHOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND PRELIMINARY PROXY STATEMENT AND ANY FURTHER AMENDMENTS WHEN THEY BECOME AVAILABLE AS WELL AS ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT APERGY, ECOLAB, CHAMPIONX AND THE PROPOSED TRANSACTION. Investors and securityholders may obtain a free copy of the registration statements/prospectuses and preliminary proxy statement and any further amendments (when available) and other documents filed by Apergy, Ecolab and ChampionX with the SEC at the SEC’s website at http://www.sec.gov.  The registration statements/prospectuses and preliminary proxy statement and other documents (when they are available) can also be obtained free of charge from Ecolab upon written request to Ecolab Inc., Attn: Investor Relations, 1 Ecolab Place, St. Paul, MN 55102, or by e-mailing investor.info@ecolab.com, or upon written request to Apergy, Investor Relations, 2445 Technology Forest Boulevard, The Woodlands, Texas 77381, or by e-mailing david.skipper@apergy.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Apergy. However, Apergy, Ecolab and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Apergy in connection with the proposed transaction under the rules of the SEC. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of Apergy in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information about the directors and executive officers of Ecolab may be found in its Annual Report on Form 10-K filed with the SEC on March 1, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 15, 2019. Information about the directors and executive officers of Apergy may be found in its Annual Report on Form 10-K filed with the SEC on February 27, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting of Stockholders filed with the SEC on March 25, 2019.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Contact: David Skipper
david.skipper@apergy.com
713-230-8031

Media Contact: John Breed
john.breed@apergy.com
281-403-5751

i Adjusted net income attributable to Apergy, adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, free cash flow, and free cash flow to revenue are non-GAAP measures. See section titled “About Non-GAAP Measures” below for details on the non-GAAP measures used in this release.
ii The transaction with ChampionX is subject to customary closing conditions, including the effectiveness of Apergy and Ecolab Inc. (“Ecolab”) filings with the Securities and Exchange Commission, Apergy shareholder approval, consummation of the ChampionX separation from Ecolab, and regulatory approvals.

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	December 31,
(in thousands, except per share amounts)	2019	2019	2018	2019	2018
Revenue	$247,748	$276,839	$313,133	$1,131,251	$1,218,156
Cost of goods and services	175,114	184,140	206,538	754,147	801,152
Gross profit	72,634	92,699	106,595	377,104	417,004
Selling, general and administrative expense (1)	75,047	68,405	69,311	276,014	264,947
Interest expense, net	9,075	9,590	10,677	39,301	27,648
Other (income) expense, net	(866)	(309)	(1,344)	2,603	3,056
Income (loss) before income taxes	(10,622)	15,013	27,951	59,186	121,353
Provision for (benefit from) income taxes	(9,048)	3,425	4,604	6,226	28,162
Net income (loss)	(1,574)	11,588	23,347	52,960	93,191
Net income attributable to noncontrolling interest	249	194	160	796	454
Net income (loss) attributable to Apergy	$(1,823)	$11,394	$23,187	$52,164	$92,737

Earnings (loss) per share attributable to Apergy:
Basic	$(0.02)	$0.15	$0.30	$0.67	$1.20
Diluted	$(0.02)	$0.15	$0.30	$0.67	$1.19

Weighted-average shares outstanding:
Basic	77,460	77,460	77,347	77,427	77,342
Diluted	77,460	77,573	77,546	77,624	77,692
_______________________
(1) Includes $9.8 million in acquisition transaction costs, $2.8 million in extended filing costs, and $0.4 million in intellectual property defense costs for the three months ended December 31, 2019.

APERGY CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	December 31,
(in thousands)	2019	2019	2018	2019	2018
Segment revenue:
Production & Automation Technologies	$203,625	$221,961	$237,295	$884,364	$932,591
Drilling Technologies	44,123	54,878	75,838	246,887	285,565
Total revenue	$247,748	$276,839	$313,133	$1,131,251	$1,218,156

Income (loss) before income taxes:
Segment operating profit:
Production & Automation Technologies	$2,175	$18,917	$19,280	$54,024	$74,187
Drilling Technologies	8,644	13,796	26,882	73,497	98,620
Total segment operating profit	10,819	32,713	46,162	127,521	172,807
Corporate expense and other (1)	12,366	8,110	7,534	29,034	23,806
Interest expense, net	9,075	9,590	10,677	39,301	27,648
Income (loss) before income taxes	$(10,622)	$15,013	$27,951	$59,186	$121,353

Bookings:
Production & Automation Technologies	$205,604	$228,632	$233,178	$881,106	$941,302
Book-to-bill ratio (2)	1.01	1.03	0.98	1.00	1.01
Drilling Technologies	$43,958	$49,337	$78,005	$236,282	$293,473
Book-to-bill ratio (2)	1.00	0.90	1.03	0.96	1.03
_______________________

(1)
Corporate expense and other includes costs not directly attributable to our reporting segments such as corporate executive management and other administrative functions, costs related to our separation from Dover Corporation and the results attributable to our noncontrolling interest.

(2)	The book-to-bill ratio compares the dollar value of orders received (bookings) relative to revenue realized during the period.

APERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$35,290	$41,832
Receivables, net	219,874	251,436
Inventories, net	211,342	219,421
Prepaid expenses and other current assets	26,934	18,534
Total current assets	493,440	531,223

Property, plant and equipment, net	248,181	244,328
Goodwill	911,113	904,985
Intangible assets, net	238,707	283,688
Other non-current assets	31,384	8,892
Total assets	1,922,825	1,973,116

Liabilities
Accounts payable	120,291	140,125
Other current liabilities	79,390	73,627
Total current liabilities	199,681	213,752

Long-term debt	559,821	663,207
Other long-term liabilities	127,109	120,174
Equity
Apergy Corporation stockholders’ equity	1,032,960	973,525
Noncontrolling interest	3,254	2,458
Total liabilities and equity	$1,922,825	$1,973,116

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31,
(in thousands)	2019	2018
Cash provided (required) by operating activities:
Net income	$52,960	$93,191
Depreciation	68,557	72,569
Amortization	51,381	51,892
Receivables	25,948	(55,378)
Inventories	19,065	(40,018)
Accounts payable	(20,526)	40,393
Leased assets	(40,700)	(25,867)
Other	(786)	27,118
Net cash provided by operating activities	155,899	163,900

Cash provided (required) by investing activities:
Capital expenditures	(39,780)	(57,918)
Acquisition	(12,500)	—
Proceeds from sale of fixed assets	4,598	1,187
Proceeds from (payments on) sale of business	(2,194)	2,473
Purchase price adjustments on acquisition	—	53
Net cash required by investing activities	(49,876)	(54,205)

Cash provided (required) by financing activities:
Issuances of debt, net of discounts	36,500	713,963
Payment of debt issue costs	—	(16,006)
Repayment of long-term debt	(141,500)	(45,000)
Distributions to Dover Corporation, net	—	(736,557)
Other	(7,403)	(7,238)
Net cash required by financing activities	(112,403)	(90,838)

Effect of exchange rate changes on cash and cash equivalents	(162)	(737)

Net increase (decrease) in cash and cash equivalents	(6,542)	18,120
Cash and cash equivalents at beginning of period	41,832	23,712
Cash and cash equivalents at end of period	$35,290	$41,832

APERGY CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	December 31,
(in thousands)	2019	2019	2018	2019	2018
Net income (loss) attributable to Apergy	$(1,823)	$11,394	$23,187	$52,164	$92,737
Pre-tax adjustments:
Separation and supplemental benefit costs (1)	331	4,439	5,109	6,377	14,649
Royalty expense (2)	—	—	—	—	2,277
Restructuring and other related charges (3)	2,556	2,720	1,874	11,053	4,347
Environmental costs	—	1,988	—	1,988	—
Acquisition transaction costs (4)	9,815	330	—	10,145	—
Intellectual property defense	400	—	—	400	—
Extended filing costs (5)	2,780	—	—	2,780	—
Tax impact of adjustments (6)	(3,772)	(2,251)	(1,658)	(7,777)	(3,308)
Adjusted net income attributable to Apergy	10,287	18,620	28,512	77,130	110,702
Tax impact of adjustments (6)	3,772	2,251	1,658	7,777	3,308
Net income attributable to noncontrolling interest	249	194	160	796	454
Depreciation and amortization	30,308	29,567	32,784	119,938	124,461
Provision for (benefit from) income taxes	(9,048)	3,425	4,604	6,226	28,162
Interest expense, net	9,075	9,590	10,677	39,301	27,648
Adjusted EBITDA	$44,643	$63,647	$78,395	$251,168	$294,735

Diluted earnings per share attributable to Apergy:
Reported	$(0.02)	$0.15	$0.30	$0.67	$1.19
Adjusted	$0.13	$0.24	$0.37	$0.99	$1.42
_______________________

(1)
Separation and supplemental benefit costs primarily relates to separation costs, and to a lesser extent, enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020. Includes $3.4 million of tax indemnification expense during the three months ended September 30, 2019 and year ended December 31, 2019 pursuant to the provisions of the tax matters agreement with Dover Corporation.

(2)	Patents and other intangible assets related to our business were conveyed by Dover Corporation to Apergy on April 1, 2018. No royalty charges were incurred after March 31, 2018.

(3)
Includes losses of $0.2 million and $2.7 million loss during the three months ended and year ended December 31, 2019, respectively, related to the disposal of our pressure vessel manufacturing business in our Production & Automation Technologies segment. Includes a $1.7 million impairment charge during the year ended December 31, 2019 related to our pressure vessel manufacturing business.

(4)
Acquisition transaction costs include $9.3 million related to the planned merger with ChampionX incurred during the three months ended and year ended December 31, 2019. Additionally, includes compensation for post business combination services, related to an acquisition that closed during the third quarter of 2019, which are expected to be incurred through the end of January 2021.

(5)
Includes professional fees of $2.8 million incurred during the three months ended and year ended December 31, 2019 related to the extended filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

(6)
We generally tax effect adjustments using a combined federal and state statutory income tax rate of approximately 24 percent. Includes tax expense of $1.7 million during the year ended December 31, 2018, associated with capital gains related to certain reorganizations of our subsidiaries as part of the Separation from Dover Corporation.

	Three months ended December 31, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$203,625	$44,123	$—	$247,748

Operating profit (loss) / loss before income taxes, as reported	$2,175	$8,644	$(21,441)	$(10,622)
Depreciation and amortization	27,954	2,184	170	30,308
Separation and supplemental benefit costs (1)	—	—	331	331
Restructuring and other related charges	2,337	184	35	2,556
Acquisition transaction costs (2)	422	—	9,393	9,815
Intellectual property defense	—	400	—	400
Extended filing costs (3)	2,780	—	—	2,780
Interest expense, net	—	—	9,075	9,075
Adjusted EBITDA	$35,668	$11,412	$(2,437)	$44,643

Operating profit margin / loss before income taxes margin, as reported	1.1%	19.6%		(4.3)%
Adjusted EBITDA margin	17.5%	25.9%		18.0%
_______________________

(1)
Separation and supplemental benefit costs primarily relates to separation costs, and to a lesser extent, enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2)
Acquisition transaction costs include $9.3 million related to the planned merger with ChampionX incurred during the three months ended December 31, 2019. Additionally, includes compensation for post business combination services, related to an acquisition that closed during the third quarter of 2019, which are expected to be incurred through the end of January 2021.

(3)
Includes professional fees of $2.8 million incurred during the three months ended December 31, 2019 related to the extended filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

	Three months ended September 30, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$221,961	$54,878	$—	$276,839

Operating profit (loss) / income before income taxes, as reported	$18,917	$13,796	$(17,700)	$15,013
Depreciation and amortization	27,196	2,244	127	29,567
Separation and supplemental benefit costs (1)	—	—	4,439	4,439
Restructuring and other related charges	2,194	526	—	2,720
Environmental costs	1,988	—	—	1,988
Acquisition transaction costs (2)	167	—	163	330
Interest expense, net	—	—	9,590	9,590
Adjusted EBITDA	$50,462	$16,566	$(3,381)	$63,647

Operating profit margin / income before income taxes margin, as reported	8.5%	25.1%		5.4%
Adjusted EBITDA margin	22.7%	30.2%		23.0%
_______________________

(1)
Separation and supplemental benefit costs primarily relates to separation costs, and to a lesser extent, enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020. Includes $3.4 million of tax indemnification expense pursuant to the provisions of the tax matters agreement with Dover Corporation.

(2)
Acquisition transaction costs include compensation for post business combination services, related to an acquisition that closed during the third quarter of 2019, which are expected to be incurred through the end of January 2021.

	Three months ended December 31, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$237,295	$75,838	$—	$313,133

Operating profit (loss) / income before income taxes, as reported	$19,280	$26,882	$(18,211)	$27,951
Depreciation and amortization	29,949	2,658	177	32,784
Separation and supplemental benefit costs (1)	—	—	5,109	5,109
Restructuring and other related charges	1,874	—	—	1,874
Interest expense, net	—	—	10,677	10,677
Adjusted EBITDA	$51,103	$29,540	$(2,248)	$78,395

Operating profit margin / income before income taxes margin, as reported	8.1%	35.4%		8.9%
Adjusted EBITDA margin	21.5%	39.0%		25.0%
_______________________

(1)
Separation and supplemental benefit costs primarily relates to separation costs, and to a lesser extent, enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

	Year Ended December 31, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$884,364	$246,887	$—	$1,131,251

Operating profit (loss) / income before income taxes, as reported	$54,024	$73,497	$(68,335)	$59,186
Depreciation and amortization	110,131	9,263	544	119,938
Separation and supplemental benefit costs (1)	—	—	6,377	6,377
Restructuring and other related charges (2)	10,308	710	35	11,053
Environmental costs	1,988	—	—	1,988
Acquisition transaction costs (3)	589	—	9,556	10,145
Intellectual property defense	—	400	—	400
Extended filing costs (4)	2,780	—	—	2,780
Interest expense, net	—	—	39,301	39,301
Adjusted EBITDA	$179,820	$83,870	$(12,522)	$251,168

Operating profit margin / income before income taxes margin, as reported	6.1%	29.8%		5.2%
Adjusted EBITDA margin	20.3%	34.0%		22.2%
_______________________

(1)
Separation and supplemental benefit costs primarily relates to separation costs, and to a lesser extent, enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020. Includes $3.4 million of tax indemnification expense pursuant to the provisions of the tax matters agreement with Dover Corporation.

(2)	Includes a $2.7 million loss on disposal and $1.7 million impairment charge of our pressure vessel manufacturing business in our Production & Automation Technologies segment.

(3)
Acquisition transaction costs include $9.3 million related to the planned merger with ChampionX incurred during the year ended December 31, 2019. Additionally, includes compensation for post business combination services, related to an acquisition that closed during the third quarter of 2019, which are expected to be incurred through the end of January 2021.

(4)
Includes professional fees of $2.8 million incurred during the year ended December 31, 2019 related to the extended filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

	Year Ended December 31, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$932,591	$285,565	$—	$1,218,156

Operating profit (loss) / income before income taxes, as reported	$74,187	$98,620	$(51,454)	$121,353
Depreciation and amortization	112,955	11,037	469	124,461
Separation and supplemental benefit costs (1)	—	—	14,649	14,649
Royalty expense (2)	2,277	—	—	2,277
Restructuring and other related charges	4,347	—	—	4,347
Interest expense, net	—	—	27,648	27,648
Adjusted EBITDA	$193,766	$109,657	$(8,688)	$294,735

Operating profit margin / income before income taxes margin, as reported	8.0%	34.5%		10.0%
Adjusted EBITDA margin	20.8%	38.4%		24.2%
_______________________

(1)
Separation and supplemental benefit costs primarily relates to separation costs, and to a lesser extent, enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2) Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

Adjusted Working Capital

(in thousands)	December 31, 2019	December 31, 2018
Receivables, net	$219,874	$251,436
Inventories, net	211,342	219,421
Accounts payable	(120,291)	(140,125)
Adjusted working capital	$310,925	$330,732

Free Cash Flow

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	December 31,
(in thousands)	2019	2019	2018	2019	2018
Free Cash Flow
Cash provided by operating activities	$32,509	$64,089	$70,869	$155,899	$163,900
Less: Capital expenditures	(8,191)	(8,901)	(15,035)	(39,780)	(57,918)
Free cash flow	$24,318	$55,188	$55,834	$116,119	$105,982

Cash From Operating Activities to Revenue Ratio
Cash provided by operating activities	$32,509	$64,089	$70,869	$155,899	$163,900
Revenue	$247,748	$276,839	$313,133	$1,131,251	$1,218,156

Cash from operating activities to revenue ratio	13%	23%	23%	14%	13%

Free Cash Flow to Revenue Ratio
Free cash flow	$24,318	$55,188	$55,834	$116,119	$105,982
Revenue	$247,748	$276,839	$313,133	$1,131,251	$1,218,156

Free cash flow to revenue ratio	10%	20%	18%	10%	9%